PARTNERSELECT OLDFIELD INTERNATIONAL VALUE FUND

LITMAN GREGORY FUNDS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of the 30th day of October, 2020 by and between Litman Gregory Fund Advisors LLC (the “Advisor”) and Oldfield Partners LLP (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to the PartnerSelect Oldfield International Value Fund (the “Fund”), a series of the Litman Gregory Funds Trust (the “Trust”), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Advisor has been authorized by the Trust to retain an investment adviser to serve as portfolio manager for the Fund’s assets; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and is engaged in the business of supplying investment advisory services as an independent contractor and further, the Sub-Advisor is authorised and regulated by the Financial Conduct Authority in the United Kingdom; and

WHEREAS, the Fund and the Advisor desire to retain the Sub-Advisor as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Sub-Advisor desires to furnish said advice and services; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund for purposes of the indemnification provisions of section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

1.    Appointment of Sub-Advisor.

(a)    The Advisor hereby appoints the Sub-Advisor, and the Sub-Advisor hereby accepts such appointment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust’s Board of Trustees.

(b)    The Sub-Advisor’s appointment shall be solely with respect to the Fund’s assets, as specified by the Advisor and subject to periodic increases or decreases at the Advisor’s sole discretion.

(c)     Nature of Fund. The Sub-Advisor and the Advisor both acknowledge that the Fund is a mutual fund that operates as a series of an open-end series investment company under the plenary authority of the Trust’s Board of Trustees. In managing the assets of the Fund, the Sub-Advisor shall do so subject always to the plenary authority of the Board of Trustees.

2.    Duties of Sub-Advisor.

(a)    General Duties. The Sub-Advisor shall act as investment manager to the Fund and shall invest the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s and the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws; the Fund’s prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Advisor or the Trustees of the Trust may impose from time to time in writing to the Sub-Advisor. In providing such services, the Sub-Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, and other applicable law. Advisor shall provide to the Sub-Advisor such information with respect to the Fund such that the Sub-Advisor will be able to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to the Fund.

Without limiting the generality of the foregoing, the Sub-Advisor shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund’s assets; (ii) effect the purchase and sale of portfolio securities for the Fund; (iii) determine that portion of the Fund that will remain uninvested, if any; (iv) manage and oversee the investments of the Fund subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (v) vote proxies, file required ownership reports, and take other actions with respect to the securities in the Fund; (vi) maintain the books and records required to be maintained with respect to the securities in the Fund; (vii) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’ assets which the Advisor, the Trustees, or the officers of the Trust may reasonably request; and (viii) render to the Trust’s Board of Trustees such periodic and special reports with respect to the Fund as the Board may reasonably request.

(b)    Brokerage. With respect to the Fund, the Sub-Advisor shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates. The Sub-Advisor may direct orders to an affiliated person of the Sub-Advisor or to any other broker-dealer who has been identified by the Advisor to the Sub-Advisor as an affiliate of any other investment manager without prior authorization to use such affiliated broker or dealer by the Trust’s Board of Trustees, provided that the Sub-Advisor does so in a manner consistent with Sections 17(a) and 17(e) of the Investment Company Act, Rule 17e-1 thereunder and the Rule 17e-1 procedures adopted by the Trust (a copy of which shall by provided by the Advisor). The Sub-Advisor’s primary consideration in effecting a securities transaction will be best execution. In selecting a broker-dealer to execute each particular transaction, the Sub-Advisor may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Advisor and the Board of Trustees of the Trust may reasonably determine (and advise in writing to the Sub-Advisor), the Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s or the Advisor’s overall responsibilities with respect to the Fund. The Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor. Such allocation shall be in such amounts and proportions as the Sub-Advisor shall determine, and the Sub-Advisor shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Advisor, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(c)     Proxy Voting. The Advisor hereby delegates to the Sub-Advisor the Advisor’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Fund. The Sub-Advisor’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Advisor’s voting procedures, of the Sub-Advisor’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Advisor shall supply updates of this record to the Advisor or any authorized representative of the Advisor, or to the Fund on a quarterly basis (or more frequently, if required by law). The Sub-Advisor shall provide the Advisor and the Fund with information regarding the policies and procedures that the Sub-Advisor uses to determine how to vote proxies relating to the Fund. The Fund may request that the Sub-Advisor vote proxies for the Fund in accordance with the Fund’s proxy voting policies.

(d)    Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s request, provided that the Sub-Advisor may retain copies of any such records to the extent required under applicable rules. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act with respect to the Fund and to preserve the records required by Rule 204-2 under the Advisers Act with respect to the Fund for the period specified in the Rule.

(e)    Custody. Title to all investments shall be made in the name of the Fund, provided that for convenience in buying, selling, and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Fund’s custodian bank, or its nominee or as otherwise provided in the Fund’s custody agreement. The Fund shall notify the Sub-Advisor of the identity of its custodian bank and shall give the Sub-Advisor fifteen (15) days’ written notice of any changes in such custody arrangements. Neither the Sub-Advisor, nor any parent, subsidiary or related firm, shall take possession of or handle any cash or securities, mortgages or deeds of trust, or other indicia of ownership of the Fund’s investments, or otherwise act as custodian of such investments. All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank. The Fund shall instruct its custodian bank to (a) carry out all investment instructions as may be directed by the Sub-Advisor with respect thereto (which may be orally given if confirmed in writing); and (b) provide the Sub-Advisor with all operational information necessary for the Sub-Advisor to trade on behalf of the Fund.

(f)     Consulting with Certain Affiliated Sub-Advisors. With respect to any transaction the Fund enters into with an affiliated sub-advisor (or an affiliated person of such sub-advisor) in reliance on Rule 10f-3, Rule 17a-10 or Rule 12d3-1 under the Investment Company Act, the Sub-Advisor agrees that it will not consult with the affiliated sub-advisor concerning such transaction, except to the extent necessary to comply with the percentage limits of paragraphs (a) and (b) of Rule 12d3-1.

3.    Representations of Sub-Advisor.

(a)    Sub-Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

(b)    Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

(c)    Sub-Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act, the Investment Company Act and any other applicable state and/or self-regulatory organization regulations.

(d)    Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed reasonable and customary standards, and Sub-Advisor agrees to notify Advisor in the event the aggregate coverage of such insurance in any annual period is reduced below $10,000,000.

(e)    The Sub-Advisor represents and warrants to the Advisor and the Fund that (i) the retention of the Sub-Advisor as contemplated by this Agreement is not prohibited by the Sub-Advisor’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Sub-Advisor or its property is bound, whether arising by contract, operation of law or otherwise; and (iii) this Agreement has been duly authorized by appropriate action of the Sub-Advisor and when executed and delivered by the Sub-Advisor will be the legal, valid and binding obligation of the Sub-Advisor, enforceable against the Sub-Advisor in accordance with the terms hereof, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law).

4.    Independent Contractor. The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund, or the Advisor, except as expressly provided herein. It is expressly understood and agreed that the services to be rendered by the Sub-Advisor to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.    Sub-Advisor’s Personnel. The Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Sub-Advisor shall be deemed to include persons employed or retained by the Sub-Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as the Sub-Advisor, the Advisor or the Trust’s Board of Trustees may desire and reasonably request.

6.    Expenses.

(a)    The Sub-Advisor shall be responsible for providing the personnel, office space, and equipment reasonably necessary to fulfill its obligations under this Agreement.

(b)    In the event this Agreement is terminated by an assignment in the nature of a change of control of the Sub-Advisor as contemplated by Section 14(b) hereof, and the parties agree to enter into a new agreement, the Sub-Advisor shall be responsible for (i) the costs of any special notifications to the Fund’s shareholders and any special meetings of the Trust’s Board of Trustees convened for the primary benefit of the Sub-Advisor, or (ii) its fair share of the costs of any special meetings required for the benefit of the Sub-Advisor as well as for other purposes.

(c)    The Sub-Advisor may voluntarily absorb certain Fund expenses or waive some or all of the Sub-Advisor’s own fee.

(d)    To the extent the Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent the Sub-Advisor performs services for which the Fund or the Advisor is obligated to pay, the Sub-Advisor shall be entitled to prompt reimbursement in such amount as shall be negotiated between the Sub-Advisor and the Advisor (acting reasonably and in good faith) but shall, under no circumstances, exceed the Sub-Advisor’s actual costs for providing such services.

7.    Investment Sub-Advisory Fee.

(a)    The Advisor shall pay to the Sub-Advisor, and the Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee based on the net assets of the Fund. Such fee shall be paid at the annual rate specified on Exhibit A attached hereto on the net assets of the Fund, computed on the value of such net assets as of the close of business each day.

(b)    The sub-advisory fee shall be paid by the Advisor to Sub-Advisor monthly in arrears on the tenth business day of each month.

(c)    The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Sub-Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)    The fee payable to the Sub-Advisor under this Agreement will be reduced to the extent of any receivable owed by the Sub-Advisor to the Advisor or the Fund.

(e)    The Sub-Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Advisor of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Sub-Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

(f)    The Sub-Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Sub-Advisor hereunder.

8.    No Shorting; No Borrowing. The Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.

9.    Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, the Sub-Advisor acknowledges that the Advisor and the Trust’s Board of Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

10.    Reports and Access. The Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the [administrator] to satisfy its obligations and respond to the reasonable requests of the Trustees.

11.    Standard of Care, Liability and Indemnification.

(a)    The Sub-Advisor shall exercise reasonable care and prudence in fulfilling its obligations under this Agreement.

(b)    The Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by the Sub-Advisor for use by the Advisor in the Fund’s offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to the Sub-Advisor and the investment of the assets of the Fund. The Sub-Advisor shall have no responsibility or liability with respect to other disclosures.

(c)    The Sub-Advisor shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by the Sub-Advisor in violation of Section 2 hereof where such violation amounts to willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Advisor.

(d)    Except as otherwise provided in this Agreement, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(e)    Except as otherwise provided in this Agreement, including without limitation paragraphs (c) and (d) above, the Advisor and the Trust on behalf of the Fund (each as an “Indemnifying Party”), shall indemnify and hold harmless the Sub-Advisor and each other and the shareholders, directors, partners, officers, and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

The provisions of this paragraph 11(e) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

(f)    No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor or the Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12.    Non-Exclusivity; Trading for Sub-Advisor’s Own Account; Code of Ethics. The Advisor’s employment of the Sub-Advisor is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein for other funds. Likewise, the Sub-Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling, or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Sub-Advisor expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act, a copy of which has been provided to the Board of Trustees of the Trust.

The Sub-Advisor will make such reports to the Advisor and the Fund as are required by Rule 17j-1 and Rule 38a-1 under the Investment Company Act. The Sub-Advisor agrees to use all reasonable endeavours to provide the Advisor and the Fund with any information required to satisfy the compliance program, code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act and any rules or regulations promulgated by the SEC. To the extent the Sub-Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Sub-Advisor shall provide the Advisor with a copy of such code of ethics and any amendments thereto.

13.    Term.

(a)    This Agreement shall become effective upon approval by the Board of Trustees of the Trust and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

(b)    The Fund and its distributor may use the Sub-Advisor’s trade name or any name derived from the Sub-Advisor’s trade name only in a manner consistent with the nature of this Agreement for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with Sub-Advisor.

14.    Termination; No Assignment.

(a)    This Agreement may be terminated at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Sub-Advisor and the Advisor. This Agreement also may be terminated at any time, without the payment of any penalty, by the Advisor or the Sub-Advisor upon sixty (60) days’ written notice to the Trust and the other party. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

(b)    This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

15.    Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16.    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

18.     Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Advisor (on behalf of itself and the Fund) and the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Advisor or the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Advisor and the Fund and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Advisor or the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

19.     Anti-Money Laundering Compliance. The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (together, “AML Laws”), the Fund has adopted an Anti-Money Laundering Policy. The Sub-Advisor agrees to comply with the Fund’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Fund and/or the Advisor such reports, certifications and contractual assurances as may be reasonably requested by the Fund or the Advisor. The Advisor may disclose information respecting the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

20.    Certifications; Disclosure Controls and Procedures. The Sub-Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Advisor, the Sub-Advisor agrees to use its best efforts to assist the Advisor and the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund’s disclosure controls and procedures. The Sub-Advisor agrees to inform the Fund of any material development related to the Fund that the Sub-Advisor reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

21.    Provision of Certain Information by the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor in writing of the occurrence of any of the following events:

(a)    the Sub-Advisor fails to be registered as investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as investment adviser in order to perform its obligations under this Agreement;

(b)    the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Advisor or the Fund;

(c)    the Sub-Advisor suffers financial impairment which materially interferes with its ability to manage the Fund or otherwise fulfill its duties under this Agreement;

(d)    the Sub-Advisor, its principal officers or its controlling stockholders are the subject of a government investigation or inquiry, administrative proceeding or any other type of legal action which, under the Investment Company Act, would make it ineligible to serve as an investment adviser to an investment company;

(e)    a change in the Sub-Advisor’s personnel materially involved in the management of the Fund; or

(f)    a change in control or management of the Sub-Advisor.

22.    Confidentiality. The parties to this Agreement shall not, directly or indirectly, permit their respective affiliates, directors, trustees, officers, members, employees, or agents to, in any form or by any means, use, disclose, or furnish to any person or entity, records or information concerning the business of any of the other parties except as necessary for the performance of duties under this Agreement or as required by law or requested by any governmental or regulatory authority, without prior written notice to and approval of the relevant other parties, which approval shall not be unreasonably withheld by such other parties.

23.    UK regulatory matters. The Adviser and Trust acknowledge that the Sub-Advisor is authorized and regulated by the Financial Conduct Authority (“FCA”) and as such is required to make certain disclosures to its clients in accordance with the rules of the FCA. The Adviser and Trust acknowledge receipt of and agree to the terms set out in the schedule to this Agreement.

23.     Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered, shall be deemed an original and all of which counterparts shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

Litman Gregory Fund Advisors LLC		Oldfield Partners LLP

By:	/s/ John M. Coughlan	By:	/s/ John McEwing
Name:	John M. Coughlan	Name:	John McEwing
Title:	Chief Operating Officer	Title:	Partner, Chief Financial Officer

As a Third Party Beneficiary,

Litman Gregory Funds Trust

on behalf of

PartnerSelect Oldfield International Value Fund

By:	/s/ Jeremy DeGroot
Name:	Jeremy DeGroot
Title:	President

Schedule – UK Regulatory Disclosures

1.	Regulator

1.1.

The Sub-Advisor is authorised and regulated by the Financial Conduct Authority of 12 Endeavour Square, London, E20 1JN and is subject to its rules (the “FCA Rules”). In the performance of its obligations under the Agreement, the Sub-Advisor will comply with all applicable requirements arising under the FCA Rules.

2.	Client categorisation

2.1.	The FCA Rules require the Sub-Advisor to categorise all of its clients under one of the following headings: retail client, professional client or eligible counterparty.

2.2.

For the purposes of the FCA Rules and based on information obtained in respect of the Advisor, the Sub-Advisor has categorised (and will continue to categorise) the Advisor as a professional client for all services.

2.3.

The Advisor agrees and acknowledges that it is responsible for keeping the Sub-Advisor informed about any change to the Advisor’s circumstances that could affect the Advisor’s categorisation as a professional client. The Advisor has a right under the FCA Rules to request a different client categorisation but it is not the Manger’s policy to accept any requests to be treated as a retail client for services under the Agreement as the Advisor is unable to deal with retail clients.

3.	Suitability

3.1.

Suitability refers to the obligation on firms to assess the suitability of any investment services or financial instruments for the client. The reason for assessing suitability is to enable a firm to act in the best interests of a client.

3.2.

The Sub-Advisor has an obligation to obtain information from its clients in order to determine the relevant client’s level of knowledge and experience in the relevant investment field, the client’s financial situation (including its ability to bear losses), and its investment objectives (include its risk tolerance). The Sub-Advisor uses this information when it assesses the suitability of investments and portfolios for the Advisor/Fund. Please note that the Advisor is responsible for ensuring that information it provides the Sub-Advisor with for this purpose is accurate, complete and up to date.

3.3.

As the Advisor is categorised as a professional client, the Sub-Advisor is entitled to assume that the Advisor has the level of experience and knowledge necessary to understand the risks associated with the Sub-Advisor’s investment services.

4.	Best Execution

FCA Rules require that firms take all sufficient steps to achieve best execution when trading with or for their clients and defines the content of specific client disclosures. The Sub-Advisor will seek to achieve best execution for all transactions on behalf of the Advisor in accordance with the FCA Rules. As the Advisor is aware, the Sub-Advisor maintains an order execution policy. The Advisor acknowledges that it has separately received the Sub-Advisor’s order execution policy and consents to its terms.

5.	Inducements and research

The Sub-Advisor will comply with the FCA Rules which limit is ability to receive inducements in relation to the services it provides. The Sub-Advisor will pay for ,research material/services it receives directly out of its own resources.

6.	Reporting

The Sub-Advisor will provide reports and other statements to the Advisor in accordance with the FCA Rules.

The Sub-Advisor shall also notify the Advisor in the event that the value of the Fund’s portfolio depreciates by 10% during its usual reporting period by close of the next business day after the threshold has been breached. The Sub-Advisor will do this by email followed up by a telephone call to discuss the implications of any such event with you.

7.	Conflicts of Interest

The FCA Rules allow the Sub-Advisor to enter into transactions in which there may be an actual or potential conflict of interest, so long as it can ensure that those transactions are effected in such a way that the client is not disadvantaged.

The Sub-Advisor has a ‘conflicts of interest policy’, setting out its policy in relation to identifying conflicts of interest which are potentially detrimental to the client, and specifying the procedures put in place to help prevent and manage such conflicts. As a measure of last resort, where the procedures set out in the policy are not sufficient to manage any specific conflict, the Sub-Advisor must disclose the existence of such conflict. The Sub-Advisor’s Conflicts of Interest Policy has been provided under separate cover.

8.	Information to clients

The Sub-Advisor is required to provide the Advisor with various disclosures, including details about their agreement with the Advisor, the Sub-Advisor itself and the services it agrees to provide to the Advisor, the costs and charges that may be incurred by or for the Advisor, and on the firm’s execution policy. These details are set out in this Appendix and in the Agreement. The Sub-Advisor will also provide costs disclosures in accordance with the FCA Rules.

9.	Communications

The Sub-Advisor may record certain telephone conversations any electronic communications when they receive and transmit orders; execute orders on behalf of clients; and deal on own account. A copy of these communications must be available on request for a period of five years (or seven years if requested by the FCA) from when the communication was recorded.

The Sub-Advisor and Advisor may communicate by letter, email, telephone or any other form of communication agreed between them. All communications shall be in English.

10.	Dealing

10.1.

The FCA Rules require the Sub-Advisor to obtain the Advisor’s express consent before executing some types of order on behalf of the Sub-Advisor outside of a trading venue (as defined by the FCA rules). By allowing the Sub-Advisor to execute orders outside of a trading venue the Advisor allows the Sub-Advisor to use a wider range of execution venues to get the best results for the Fund. This might include, for example, matching orders or transactions with those of other clients of the Sub-Advisor. By signing the Agreement, the Advisor consents to these arrangements.

10.2.

Subject to the execution policy and instructions from the Advisor and/or Board of Trustees of the Trust, where applicable, the Sub-Advisor may effect transactions with such counterparties and on such trading venues or facilities as it considers appropriate.

10.3.

[The FCA Rules require that certain trade and transaction and position reporting obligations on clients in relation to their investments, including the procurement of a valid Legal Entity Identifier (LEI). The Advisor is responsible for (i) providing all the necessary information and documentation under these obligations; and (ii) taking any action reasonably required by the Sub-Advisor in relation to these obligations.]

10.4.

In order to report details of client transactions, the Sub-Advisor may need to disclose confidential information to a regulatory authority, via a third party, where such disclosure is required to enable the Sub-Advisor to comply with its regulatory reporting obligations. The Sub-Advisor will report all trade and transactions where it is required to by FCA Rules, although in many cases this obligation will be satisfied by the relevant broker making the required notification.

10.5.

The FCA Rules also require unexecuted limit orders to be made public immediately unless the Advisor expressly instructs the Sub-Advisor otherwise. By signing this Agreement the Advisor expressly instructs the Sub-Advisor not to make such orders public, in accordance with the FCA Rules, where the Sub-Advisor considers this to be in the best interest of the Advisor.

10.6.

The Sub-Advisor may aggregate orders on behalf of the Advisor with those of its other clients. The Sub-Advisor will allocate such orders on a fair and reasonable basis in accordance with the requirements of FCA Rules. The Advisor acknowledges and agrees that aggregation may operate to the advantage or disadvantage of the Advisor.

11.	Risks and Performance

The Sub-Advisor also reminds the Advisor that there are certain risks involved in entering transactions in financial instruments and all investment strategies contain an element of uncertainty and risk. Further details regarding potential risks associated with the Sub-Advisors investment strategies are available on request and disclosed in the Fund’s prospectus..

No warranty, assurance or undertaking is given by the Sub-Advisor as to the performance, returns, increase in or retention of value or profitability of the portfolio (or any part of it) or that the investment objectives or targets of the Fund shall be successfully achieved, whether in whole or in part.

12.	Compensation

Eligible Claimants may in some circumstances be entitled to compensation under the Financial Services Compensation Scheme (“FSCS”) if the Manger cannot meet its obligations. Further information about the FSCS is available at http://www.fscs.org.uk/.

13.	Complaints procedure

The Sub-Advisor has published details of its complaint handling process and will provide these details to clients on request or when responding to a complaint. All formal complaints by the Advisor relating to the services provided by the Sub-Advisor under this Agreement should in the first instance be made in writing to the compliance officer of the Sub-Advisor.